EXHIBIT 99.1

Standard Parking Reports 56 Percent Increase in Third Quarter Pre-Tax Income Per Share; Raises Full Year 2007 Guidance

CHICAGO, Oct. 31, 2007 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that third quarter 2007 pre-tax income increased 45% to $7.7 million, or $0.81 per share, as compared with $5.3 million, or $0.52 per share, in the third quarter of 2006. Due to an increase in the Company's effective tax rate to 41% in 2007 from 15% in the third quarter of last year, net income remained flat at $4.5 million, although earnings per share increased 7% to $0.47 from $0.44 due to a decrease in outstanding shares. Cash taxes for both years were under 5% on a year-to-date basis.

Third Quarter Highlights

 *  Same location revenue growth of 5% (revenue figures exclude reimbursement of management contract expense)

 *  Gross profit and operating income growth of 16% and 29%, respectively

 *  Free cash flow of $8.4 million or $0.88 per share

 *  Common stock repurchases of $5.0 million

2007 Full-Year Guidance Raised

 *  Pre-tax income per share expectation of $2.73 - $2.81, an increase from $2.50 - $2.70

 *  EPS expectation of $1.65 - $1.70, an increase from $1.50 - $1.60

 *  Free cash flow expected to be in the range of $25 million to $30 million, with expected capital expenditures of $6 million
    (excluding acquisitions)

Commentary

James A. Wilhelm, President and Chief Executive Officer, said, "We continue to be very pleased with the strong organic growth achieved across our business this quarter. The momentum represented by this organic growth positions us well as we head into the fourth quarter and 2008.

"Our new business activity is strong, and we have completed four acquisitions to date in 2007 as outlined in our October 1st press release. Acquisitions will continue to be an important element of our strategy because they not only assist in expanding our existing operations but also provide us with additional expertise that enhances our ability to bring ancillary services to the marketplace."

Mr. Wilhelm concluded, "We believe our business model helps to shield us from economic fluctuations by virtue of our contract structure, geographic diversity and market competencies. Even as the country's general economic outlook remains uncertain, we expect to continue to grow our business organically while simultaneously executing our disciplined acquisition strategy."

2007 Third Quarter Operating Results

Revenue for the third quarter, excluding reimbursed management contract expense, increased by 2% to $67.3 million from $65.7 million in the year ago period. While lease revenue declined 5% due primarily to the conversion of some leases to management contracts, management contract revenue grew at a healthy 13% rate. On a same location basis, revenue increased by 5% compared with the third quarter of 2006.

Gross profit in the quarter increased by 16% to $22.3 million from $19.2 million a year ago. During the third quarter, the Company recognized a $0.6 million gain related to the sale of a contract right made in conjunction with one of the reported acquisitions. In addition, the third quarter benefited from a $0.7 million favorable change in insurance loss experience reserve estimates relating to prior years. Excluding these items, gross profit increased 9% over the same period last year.

General and administrative expenses increased by 9% to $11.4 million from $10.4 million in the year earlier quarter. The third quarters of 2007 and 2006 were both impacted by expense items that do not typically occur. In 2007, the Company recorded a $0.4 million expense related to reorganizing certain support functions to further enhance productivity, while in 2006 the Company incurred $0.4 million of due diligence expense related to a potential acquisition that was not pursued. Excluding the above item, general and administrative expenses on a quarterly basis have been relatively consistent throughout 2007.

Third quarter operating income increased by 29% to $9.5 million versus $7.4 million a year ago.

The third quarter generated $8.4 million of free cash flow, which together with available cash and draws on the revolving credit facility was used to repurchase $5.0 million of common stock and fund $5.8 million related to acquisitions. On a trailing twelve-month basis, free cash flow was $28.7 million as compared with $29.5 million for the twelve months ended September 30, 2006. This decline was the result of a $2.1 million increase in purchase of leaseholds and equipment for the twelve months ending September 2007 as compared with the previous twelve months. The increase in capital spending, which has been included in the Company's 2007 guidance, relates primarily to previously described investments in IT infrastructure.

Net interest expense decreased by $0.2 million to $1.7 million from $1.9 million in last year's third quarter.

Pre-tax income increased by 45% to $7.7 million, or $0.81 per share, in the third quarter from $5.3 million, or $0.52 per share, in the prior year third quarter, an increase of 56% on a per-share basis.

At the end of 2006, the Company reversed its valuation allowance for deferred tax assets. As a result, the effective tax rate for the third quarter was 41% as compared with 15% in the third quarter of 2006. Consequently, net income for the third quarter was $4.5 million, and is comparable to the third quarter a year ago. Due to continuing share repurchases, however, earnings per share increased to $0.47 for the third quarter, up 7% from $0.44 a year ago.

Recent Developments

New agreements in the 2007 third quarter include:

 * Buffalo Niagara International Airport, where the Company was awarded a five-year contract to provide parking and shuttle bus services.  The airport is one of the fastest growing airports in the United States, serving more than 2.5 million passengers per year.  The Company will operate a portfolio of 7,000 parking spaces and a fleet of 18 buses.

 * The Grove in Los Angeles, California, a 600,000 square foot retail center located adjacent to the historic Los Angeles Farmer's
   Market.  The parking operations at the Grove consist of 3,500 parking spaces and three valet stations.

 * The parking operations at the prestigious Gateway mixed-use development in Salt Lake City, Utah.  The parking operation is comprised of three garages and one surface lot totaling close to
   3,000 spaces.

 * Several in New York, including:

    * The New York Marriott Financial Center in Manhattan, where the
      Company will provide valet parking services to hotel guests, visitors and employees.

    * 60 East End Avenue, a 30-story residential tower in Manhattan's fashionable Upper East Side.  The Company will manage 200
      parking spaces and a valet operation serving residents, visitors and the general public.

    * Trump Plaza in New Rochelle, a 39-story luxury residence and hotel where the Company will provide valet parking services for both residents and visitors.

    * The Ritz-Carlton Hotel in Westchester, where the Company will provide valet service to Hotel guests, visitors and residents.

 * Offsetting these wins, the Company ceased operations at parking locations serving Howard University Hospital in Washington, DC.
   The Hospital decided to self-manage six locations, and two locations were awarded to another operator.

2007 Nine Month Results

Revenue for the first nine months, excluding reimbursed management contract expense, increased slightly to $195.3 million from $194.2 million in the first nine months of 2006.

Gross profit for the first nine months increased by 11% to $63.0 million from $56.8 million in the year earlier period. Contributing to the increase was a $0.6 million gain related to the sale of a contract right. In addition, the positive impact of a $1.9 million favorable change in insurance loss experience reserve estimates relating to prior years was recorded in the first nine months of 2007 versus a $0.4 million unfavorable change in loss experience reserves last year.

General and administrative expenses for the first nine months increased 6% to $33.0 million from $31.1 million for the comparable period last year. General and administrative expenses as a percent of gross profit decreased to 52.4% from 54.8% a year ago.

Depreciation and amortization expense for the nine-month period was $3.9 million, $0.5 million less than the same period last year due to a number of assets becoming fully depreciated. However, further declines in depreciation and amortization expense are not expected in the fourth quarter.

Operating income for the nine-month period grew 23% to $26.1 million from $21.3 million in the same period of 2006.

Total debt at the end of the third quarter was $80.9 million, a decrease of $4.7 million during the year. Net interest expense decreased $1.3 million in the first nine months as compared with 2006 due primarily to lower applicable interest rates under a new Senior Credit Agreement and the repayment of the 9.25% Senior Subordinated Notes in July 2006. Consequently, pre-tax income increased 41% to $20.9 million or $2.15 per share for the first nine months, from $14.8 million or $1.44 per share for the same period of 2006, an increase of 49% on a per-share basis.

Income tax expense was $8.5 million for the first nine months of 2007 as compared with $2.1 million for the year ago period due in large part to the increase in the Company's effective tax rate from 14% during the first nine months of 2006 to 41% in 2007. Cash taxes were under 5% in both years. Due to the Company's continued strong growth and limitations on the use of NOLs in any one year, the Company expects its 2008 cash tax rate to be approximately 15%.

The increase in the effective tax rate resulted in a decrease of 3% in net income to $12.4 million versus $12.7 million for the first nine months of 2006. Earnings per share for the first nine months of 2007 were $1.27 as compared with $1.23 in the year earlier period, due to a reduction in the total number of shares outstanding resulting from the Company's stock repurchase program.

Free cash flow of $22.4 million, an increase of $2.1 million over the same nine-month period a year ago, was used to fund acquisitions, repurchase common stock and repay debt. As of September 30, 2007, the Company has expended $15 million of the previously announced $20 million authorization on its stock repurchase program. Free cash flow per share for the first nine months of 2007 was $2.31 as compared with $1.97 for the same period in 2006, an increase of 17%.

Financial Outlook

Based on the strong year-to-date results, the Company is raising its net earnings guidance for the 2007 year to $1.65 - $1.70 per share. The Company also is raising its pre-tax income per share expectation to $2.73 - $2.81. Free cash flow is expected to be in the range of $25 million to $30 million anticipating capital expenditures to be approximately $6 million, excluding acquisitions.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, November 1, 2007, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 320 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of October 31, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                      STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                               Sept. 30,    Dec. 31,
                                                 2007         2006
                                               ---------   ---------
                                              (Unaudited)

                    ASSETS

 Current assets:
  Cash and cash equivalents                    $   6,820   $   8,058
  Notes and accounts receivable, net              42,710      40,003
  Prepaid expenses and supplies                    3,009       2,221
  Deferred taxes                                   8,290       8,290
                                               ---------   ---------
   Total current assets                           60,829      58,572

 Advances and deposits                             3,599       1,493
 Long-term receivables, net                        4,633       5,131
 Leaseholds, cost of contracts and equipment,
  net                                             20,126      16,902
 Intangible and other assets, net                  3,992       3,105
 Goodwill                                        119,911     119,078
 Deferred taxes                                    1,899       8,247
                                               ---------   ---------

   Total assets                                $ 214,989   $ 212,528
                                               =========   =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Accounts payable                             $  38,209   $  33,167
  Accrued and other current liabilities           33,891      29,087
  Long-term borrowings                             2,131       2,766
                                               ---------   ---------
   Total current liabilities                      74,231      65,020

 Long-term borrowings, excluding current
  portion                                         78,805      82,899
 Other long-term liabilities                      20,789      23,356

 Stockholders' equity:
  Common stock, par value $.001 per share;
   12,100,000 shares authorized; 9,337,181 and
   9,621,799 shares issued and outstanding as
   of September 30, 2007 and December 31,
   2006, respectively                                  9          10
  Additional paid-in capital                     157,432     169,633
  Accumulated other comprehensive income             373         139
  Treasury stock, at cost                         (1,130)       (647)
  Accumulated deficit                           (115,520)   (127,882)
                                               ---------   ---------
   Total stockholders' equity                     41,164      41,253
                                               ---------   ---------

   Total liabilities and stockholders' equity  $ 214,989   $ 212,528
                                               =========   =========

                          STANDARD PARKING CORPORATION
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
        (in thousands, except for share and per share data, unaudited)

                      Three Months Ended         Nine Months Ended
                   ------------------------  ------------------------
                    Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                      2007         2006         2007         2006
                   -----------  -----------  -----------  -----------

 Parking services
  revenue:
  Lease contracts  $    36,182  $    38,200  $   107,368  $   115,231
  Management
   contracts            31,150       27,542       87,885       78,999
                   -----------  -----------  -----------  -----------
                        67,332       65,742      195,253      194,230
  Reimbursed
   management
   contract
   expense              85,167       86,915      263,252      257,852
                   -----------  -----------  -----------  -----------
   Total revenue       152,499      152,657      458,505      452,082

 Cost of parking
  services:
  Lease contracts       31,666       34,765       95,452      104,431
  Management
   contracts            13,378       11,758       36,805       32,993
                   -----------  -----------  -----------  -----------
                        45,044       46,523      132,257      137,424
  Reimbursed
   management
   contract
   expense              85,167       86,915      263,252      257,852
                   -----------  -----------  -----------  -----------
   Total cost of
    parking
    services           130,211      133,438      395,509      395,276

 Gross profit:
  Lease contracts        4,516        3,435       11,916       10,800
  Management
   contracts            17,772       15,784       51,080       46,006
                   -----------  -----------  -----------  -----------
   Total gross
    profit              22,288       19,219       62,996       56,806

 General and
  administrative
   expenses             11,356       10,393       33,014       31,127
 Depreciation and
  amortization           1,389        1,438        3,917        4,408
                   -----------  -----------  -----------  -----------

 Operating income        9,543        7,388       26,065       21,271
 Other expenses
  (income):
  Interest expense       1,739        2,161        5,312        6,541
  Interest income          (47)        (235)        (493)        (379)
                   -----------  -----------  -----------  -----------
                         1,692        1,926        4,819        6,162
 Minority interest         109          113          358          311
                   -----------  -----------  -----------  -----------

 Income before
  income taxes           7,742        5,349       20,888       14,798
 Income tax
  expense                3,213          821        8,526        2,101
                   -----------  -----------  -----------  -----------
 Net income        $     4,529  $     4,528  $    12,362  $    12,697
                   ===========  ===========  ===========  ===========

 Common stock data:
 Net income per
  common
  share:
  Basic            $      0.48  $      0.46  $      1.30  $      1.27
  Diluted          $      0.47  $      0.44  $      1.27  $      1.23
 Weighted average
  common
  shares
  outstanding:
  Basic              9,360,320    9,948,454    9,476,311   10,025,564
  Diluted            9,579,626   10,217,861    9,709,098   10,287,410

                         STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
       (in thousands, except for share and per share data, unaudited)

                                                   Nine Months Ended
                                                 --------------------
                                                 Sept. 30,   Sept. 30,
                                                   2007        2006
                                                 --------    --------
 Operating activities:
 Net income                                      $ 12,362    $ 12,697
 Adjustments to reconcile net income to net cash
  provided by operations:
  Depreciation and amortization                     3,828       4,056
  (Gain) loss on sale of assets                      (533)        352
  Amortization of deferred financing costs            204         457
  Amortization of carrying value in excess of
   principal                                           --        (108)
  Non-cash compensation                               563         403
  Excess tax benefit related to stock option
   exercises                                       (1,041)         --
  Recovery of allowance for doubtful accounts         (22)       (450)
  Write-off of debt issuance costs                     --         416
  Write-off of carrying value in excess of
   principal related to the 9 1/4% senior
   subordinated notes                                  --        (352)
  Deferred taxes                                    6,348       1,460
  Change in operating assets and liabilities        3,655       2,348
                                                 --------    --------
 Net cash provided by operating activities         25,364      21,279

 Investing activities:

 Acquisitions                                      (5,762)         --
 Purchase of leaseholds and equipment              (3,024)       (808)
 Contingent earn-out payments                        (102)       (225)
                                                 --------    --------
 Net cash used in investing activities             (8,888)     (1,033)

 Financing activities:

 Repurchase of common stock                       (14,996)     (5,997)
 Repurchase of convertible redeemable preferred
  stock, series D                                      --          (1)
 Proceeds from exercise of stock options              848         501
 Tax benefit related to stock option exercises      1,041          --
 (Payments) proceeds on senior credit facility     (2,900)     35,400
 Payments on long-term borrowings                    (103)       (291)
 Payments on joint venture borrowings                  --        (521)
 Payments of debt issuance costs                      (35)       (732)
 Payments on capital leases                        (1,745)     (1,908)
 Repurchase of 9 1/4% senior subordinated notes        --     (48,877)
                                                 --------    --------

 Net cash used in financing activities            (17,890)    (22,426)

 Effect of exchange rate changes on cash and cash
  equivalents                                         176          59
                                                 --------    --------

 Decrease in cash and cash equivalents             (1,238)     (2,121)
 Cash and cash equivalents at beginning of period   8,058      10,777
                                                 --------    --------

 Cash and cash equivalents at end of period      $  6,820    $  8,656
                                                 ========    ========
 Supplemental disclosures:
 Cash paid during the period for:
  Interest                                       $  5,049    $  7,521
  Income taxes                                        939         295
 Supplemental disclosures of non-cash activity:

 Debt issued for capital lease obligation        $     30    $  2,335

                        STANDARD PARKING CORPORATION
                               FREE CASH FLOW
       (in thousands, except for share and per share data, unaudited)

                             Three Months Ended    Nine Months Ended
                            -------------------   -------------------
                            Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                              2007       2006       2007       2006
                            --------   --------   --------   --------
 Operating income           $  9,543   $  7,388   $ 26,065   $ 21,271
  Depreciation and
   amortization                1,389      1,438      3,917      4,408
  Non-cash compensation           98         78        563        403
  Income tax paid               (220)       (96)      (939)      (295)
  Minority interest             (109)      (113)      (358)      (311)
  Change in assets and
   liabilities                   (62)     3,813      1,341      3,383
  Purchase of leaseholds
   and equipment and
   contingent earn-out
   payments                     (541)      (205)    (3,126)    (1,033)
                            --------   --------   --------   --------
 Operating cash flow        $ 10,098   $ 12,303   $ 27,463   $ 27,826
  Cash interest paid          (1,677)    (2,827)    (5,049)    (7,521)
                            --------   --------   --------   --------
 Free cash flow (a)         $  8,421   $  9,476   $ 22,414   $ 20,305

  Decrease (increase) in
   cash and cash
   equivalents                   574     (1,831)     1,238      2,121
                            --------   --------   --------   --------
 Free cash flow, net of
  change in cash            $  8,995   $  7,645   $ 23,652   $ 22,426

 (Uses)/Sources of cash:
   Proceeds from (Payments
    on) senior credit
    facility and 9 1/4%
    Notes                   $  2,150   ($ 6,827)  ($ 2,900)  ($13,477)
   (Payments) on other
    borrowings                  (576)      (876)    (1,848)    (2,720)
   (Payments) of debt
    issuance costs                --       (115)       (35)      (732)
   Proceeds from exercise
    of stock options              94        174        848        501
   Tax benefit related to
    stock option exercises        97         --      1,041         --
   (Repurchase) of common
    stock                     (4,998)        --    (14,996)    (5,997)
   (Repurchase) of series D
    preferred stock               --         (1)        --         (1)
   (Payments) on
    acquisitions              (5,762)        --     (5,762)        --
                            --------   --------   --------   --------
 Total (uses) of cash       ($ 8,995)  ($ 7,645)  ($23,652)  ($22,426)

 ---------------------------------------------------------------------

 (a)  Reconciliation of Free Cash Flow to Consolidated Statements of
      Cash Flow

                              Nine Months   Six Months   Three Months
                                 Ended        Ended         Ended
                               Sept. 30,     June 30,      Sept. 30,
                                 2007          2007          2007
                              ------------ ------------  ------------
 Net cash provided by
  operating activities             $25,364      $16,561        $8,803
 Net cash (used in)
  investing activities              (8,888)      (2,585)       (6,303)
 Acquisitions                        5,762           --         5,762
 Effect of exchange rate
  changes on cash and
  cash equivalents                     176           17           159
                              ------------ ------------  ------------
 Free cash flow                    $22,414      $13,993        $8,421

                              Nine Months   Six Months   Three Months
                                 Ended        Ended         Ended
                               Sept. 30,     June 30,      Sept. 30,
                                 2006          2006          2006
                              ------------ ------------  ------------

 Net cash provided by
  operating activities             $21,279      $12,102       $ 9,177
 Net cash (used in)
  investing activities              (1,033)        (828)         (205)
 Acquisitions                           --           --            --
 Effect of exchange rate
  changes on cash and
  cash equivalents                      59         (445)          504
                              ------------ ------------  ------------
 Free cash flow                    $20,305      $10,829       $ 9,476

 Trailing Twelve Month Free Cash Flow

                           Three Months Ended           Twelve Months
                ---------------------------------------     Ended
                Dec. 31,  March 31,  June 30,  Sept. 30,  Sept. 30,
                  2006      2007       2007      2007       2007
                --------  --------   --------  --------   --------
 Free Cash Flow $ 6,263    $ 5,202    $ 8,791   $ 8,421    $28,677

                           Three Months Ended           Twelve Months
                ---------------------------------------     Ended
                Dec. 31,  March 31,  June 30,  Sept. 30,  Sept. 30,
                  2005      2006       2006      2006       2006
                --------  --------   --------  --------   --------
 Free Cash Flow  $ 9,225   ($2,819)   $13,648   $ 9,476    $29,530

 STANDARD PARKING CORPORATION
 LOCATION COUNT

                             Sept. 30,     Dec. 31,     Sept. 30,
                               2007          2006         2006
                             ---------    ---------     ---------
 Managed facilities              1,837        1,733         1,743
 Leased facilities                 234          245           261
                             ---------    ---------     ---------
 Total facilities                2,071        1,978         2,004

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief
           Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com